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                     September 22, 2022

       Barry Kostiner
       Chairman of the Board and Chief Executive Officer
       Legacy Education Alliance, Inc.
       1490 N.E. Pine Island Road, Suite 5D
       Cape Coral, FL 33909

                                                        Re: Legacy Education
Alliance, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 000-55790

       Dear Mr. Kostiner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services